Exhibit 99.2

MRV COMMUNICATIONS

July 22, 2004
3:30 p.m. CDT

Coordinator	Good day ladies and gentlemen. Welcome to the Q2 2004 Financial Results conference call. At this time all participants are in a listen-only mode. We will be facilitating a question and answer session towards the end of this conference.

I would now like to turn the presentation over to your host for today’s call, Ms. Diana Hayden. Please proceed, ma’am.

D. Hayden	Good afternoon everyone and thank you for joining us today. With me is Noam Lotan, MRV’s President and CEO, Near Margalit, CEO of LuminentOIC, and Shay Gonen, our CFO. If you haven’t seen the press release it can be retrieved at www.mrv.com, or off of First Call or PR Newswire. In addition, this conference is being Web cast on our company Web page, and will be available for replay. We will provide the replay information at the end of today’s call.

Today, Noam will provide an executive summary and second quarter highlights of MRV, and Near will provide an executive summary of LuminentOIC. Following Near’s comments, Shay will review in detail the financial results for the second quarter ended June 30, 2004.

Second quarter highlights and the financial overview is available in conjunction with the second quarter 2004 teleconference and Web cast. The presentation can be downloaded at www.mrv.com/investor/quarterly_center.php. Please click to the slide three.

Certain comments made in this presentation may be characterized as forward-looking under the Private Securities Litigation Reform Act of 1995. Those statements involve a number of factors that could cause actual results to differ materially. Additional information concerning these factors is contained in the company’s filing with the SEC. Copies are available from the SEC, from the MRV Web site, or from us in Investor Relations. Please click to slide four.

Now I’d like to turn the call over to Noam Lotan.

N. Lotan	Thank you, Diana. Good afternoon and welcome to our call everyone. Q2 was an excellent quarter with solid improvements of our financial results. We enjoyed a 13% sequential increase in revenue as well as a 9% year-over-year increase. Revenues increased from just below $62 million, in Q2 of last year, to over $67 million, this year. Revenues were at the upper level of our guided range of $64 to $68 million.

We are proud of what our people were able to accomplish. Together we transformed the company into a more effective competitor with a clear vision and a strong sense of purpose. Our Networking group has been growing on a year-over-year basis, for five straight quarters.

Please turn to slide # 5. Slide #5 shows overall revenues comparisons for the past five quarters for MRV. We are very proud of that. Best of all, we continue to see growth in the quarters ahead, and we are especially encouraged by the business opportunities in optical components for Fiber to the Premise, FTTP.

Our outlook for Q3 is positive. While sequentially lower than Q2, due to seasonal effects in Europe, we expect revenues to be up year-over-year, reaching a range of $60 to $64 million.

I am especially proud of our remote device management products, also known as console managers. We continue to gain acceptance with carriers and large data centers. Sequential growth for the console management line was 18%, with year-over-year growth of 73%. These devices monitor status and control key parameters of critical network equipment. The product line has been growing consistently over the past three quarters and we anticipate further growth ahead.

With rising revenue, we maintained operating expenses at the same level, and therefore improved our profitability. We are optimistic about developments throughout MRV, bringing us closer to our goal of profitability with our continued vigilance on cost containment.

Currently, MRV has two major growth opportunities. Please turn to slide #6. One being our leadership in FTTP components, which Near Margalit will discuss shortly. The other opportunity is our emerging presence in Ethernet Access equipment for carriers. MRV is in a unique position. We probably have the broadest range of access solutions in the industry. Starting with low cost managed converters, all the way to high performance MPLS VPN demarcation products, as well as Ethernet over wavelength platforms. Carriers need an array of customer edge solutions. Therefore, our strategy is to develop and provide a comprehensive set of demarcation products for Optical Ethernet Access. Industry research indicates that “85% of Tier 1 carriers worldwide will migrate to IP/MPLS networks over the next few years.”

Please turn to slide #7. Since nearly all network traffic originates and terminates as Ethernet protocol, the basic idea of an Ethernet access infrastructure is to move customer packets seamlessly between destinations across the routed network without modifying them. Customer connection can be fast Ethernet or gigabit Ethernet. MPLS is a simple and scalable solution that facilitates this seamless packet transport. It is also well suited for implementing layer two VPN.

Please turn to slide # 8. VPLS, Virtual Private LAN Services, is a class of VPN’s that allow connections of multiple sites, in a single domain over an MPLS network. All customer sites appear to be on the same LAN regardless of their physical location. It is expected to emerge as a leading solution for implementing multipoint-to-multipoint VPN services.

Please turn to slide #9 for the benefits of VPLS. Carriers can easily deploy it and scale it to millions of enterprise customers and subscribers. At Supercomm, MRV announced an industry first, VPLS auto-discovery services in access edge routers. Auto-discovery enables automatic addition of new customer locations to an existing service. To date, two carriers have already adopted it.

We have been implementing MPLS installation since ‘01. Our strategy is to bring MPLS/VPLS capability to the edge of the network with full transparency to the core of the network. Accordingly, we demonstrated interoperability with other vendors at carriers labs in the U.S. and in Europe. We also completed comprehensive trials at the University of New Hampshire Interoperability Lab.

Last month at Supercomm, we participated in the MPLS Forum Super Demo, along with other leading vendors. A comprehensive report and test plan can be obtained at the MRV Web site, or at the MPLS form Web site. In addition to MPLS, Ethernet Access Services can be supplied with other types of demarcation units, providing different services or commitments to the customer.

MRV pioneered a new demarcation standard, the managed media converter. The current draft of Ethernet in the First Mile, EFM, IEEE 802.3ah defines subscriber access topologies, based on a set of physical layers specifications. This new standard defines Optical Ethernet Services using fully managed, point-to-point fiber optic links between customer premises to central office. This is a low cost of entry, layer one connectivity solution. It provides comprehensive Operation, Administration and Management, OAM, features that are fully compatible with carriers internetworking equipment.

A very attractive feature is the ability to remotely manage a large number of customer links, using a single central office management entity with only one IP address. MRV pioneered this new demarcation standard. For the past two years, we have added numerous features, extending its functionality.

As carriers refocus their investment on the access portion of the network, MRV is ready to meet their needs. We are in a unique position to offer a broad range of solutions starting from entry level managed converters through high performance MPLS/VPLS demarcation devices. Many products also provide advanced quality of service and Ethernet Circuit Emulation, TDM, solutions. We believe that carriers need an array of solutions to accommodate all their new service offerings. Accordingly, we intend to continue and develop a broad range of E-line and E-LAN based product offerings. We anticipate that this strategy will speed up product acceptance and deployment within carrier networks.

Now to the status update. Last call we mentioned the introduction of our Media Cross Connect for wire once network applications. This product was announced at the Storage Networking World Conference in April, as

the industry first 144 port physical layer cross connect for the emerging four-gigabyte fiber channel standards. The product generated strong interest and initial revenue from government, military, and Fortune 100 accounts. After obtaining IBM Total Storage proven certification for our optical transport solutions, we recently completed interoperability tests with two other leading storage vendors, which will be announced shortly.

During Q2, MRV maintained a high level of activity in our branding initiative. In Q2 as in Q1, MRV participated in nine trade shows domestically and internationally. We also held our first Asia Pacific regional partners event, which was well attended. We continue to invest in print and online advertising as well as enhance our appearance in articles in trade publications. Specifically, after our success at Supercomm, MRV was mentioned in over a dozen articles.

With respect to the Channel program, we are very pleased with our progress. In the Americas, we now have over 400 partners that resell MRV products compared to less than 200 a year ago. We have added additional levels in the program, for partners that are more committed to hitting certain revenue levels. We focus now on vertical recruitment in the storage, healthcare, test labs, government, and military areas. Next month, we will participate in the CMP Exchange trade show to increase our exposure and recruit from the U.S. top system integrators and VARS.

In general, we continue to better articulate and communicate our positioning with editors, industry analysts and the financial community.

During the quarter we participated in the Bear Stearns technology conference in New York and held meetings investors. As we continue to execute and deliver improving results, we intend to adopt a higher profile with the financial community.

Now to the other major opportunity our leadership in FTTP components. LuminentOIC, our wholly owned subsidiary, continues to exhibit leadership in the field of FTTP components. We have been supplying optical transmission components for Fiber-to-the-Curb and Fiber-to-the-Home for several years, connecting over one million end users, in the United States and in Japan.

Please turn to slide # 10. Let me now turn the call over to Near Margalit, CEO of LuminentOIC.

N. Margalit	Thank you, Noam, and good afternoon everybody. Please turn to slide #11. LuminentOIC has a strong history and market position in fiber optic components for access such as Fiber-to-the-Premise and Fiber-to-the-Curb applications.

Recent announcements by Verizon and SBC on deep fiber access deployments, and specifically Fiber-to-the-Premise, bode well for continued growth in our market segment. LuminentOIC has been an early innovator in providing triple play capability on a single fiber strand, with over a ten-year history of supplying optical Triplexers, the key technology for fiber triple-play deployment.

Triple-play Fiber-to-the-Premise or FTTP, allows carriers to offer virtually unlimited data transmission, phone service, as well as full suite of cable TV services. Unlike DSL services, FTTP allows for much higher data rates, as well as has no distance limitations. It also allows direct video services without the need to deploy next generation cable TV set top boxes. By allowing natively carrying traditional cable TV signals over fiber, traditional cable TV infrastructure can be directly used for video services. Added benefits include the elimination of service and maintenance of active field electronics, by using passive components in the field.

Please turn to slide #12. Currently FTTP components represent about one third of LuminentOIC quarterly business. Based on accelerated deployment plans for FTTP, we expect this number to grow to above 50% in the coming couple of quarters. Continued commitment by carriers such as Verizon, should further accelerate the growth in this segment going into 2005. Today, LuminentOIC has more than a dozen customers around the world that use our FTTP components. We have at least one design qualification at every major equipment manufacturer that builds triple-play FTTP systems. We are currently aggressively ramping our production schedule to meet the increased backlog for the FTTP components.

Continued leadership in this field will require us to continue to innovate on the architecture and design of our flagship product, the integrated optical Triplexer. As with any large opportunity, we expect competition and price pressure. Pricing is a critical element in our customer selection for FTTP components, along with assurance of supply, quality, and performance, particularly relating to the video services.

Let me state here that our proprietary video circuit technology in our Triplexer is as good as or better than any commercially available cable TV system in the world. We have a low cost manufacturing strategy using our in-house optical chip foundry, to meet customer capacity and cost requirements. We also use China-based contract manufacturing for certain portions of our production line. To date, we have maintained a 100% on-time delivery schedule for our largest customer of the Integrated Triplexer, and expect to be able to meet customer demand for the following quarters.

Recent updates from Verizon, as well as others, have indicated strong demand for FTTP products. Although there are no assurances that these large-scale deployment will materialize, we strongly believe that any large-scale deployment will have a significant positive impact on our overall LuminentOIC business.

Please turn to slide #13 now. With that, let me turn the call to our Chief Financial Officer, Shay Gonen, for more details on our financial results.

S. Gonen	Thank you, Near. Good afternoon everyone and thank you for joining us for MRV’s second quarter conference call.

Let me start with a brief review of our highlighted results, slide number

#14 please. Our revenues, which were well within our guidance, were $67.2 million in Q2, compared to $59.6 million in Q1, and $62 million in Q2 of ‘03, an increase of 13% quarter over quarter and 9% year over year.

We expect our revenues for Q3 to be in the $60 to $64 million range reflecting an average year over year 9% growth. Please remember that our third quarter has traditionally slower activity in Europe.

Our net loss per share decreased by 40% and was $0.03 compared to $0.05 in Q1. Our net loss was $3.1 million for Q2 compared to $4.8 million for Q1. This was achieved due to the increase of our gross profits while maintaining our operating expenses at the same level of Q1.

Now I would like to breakdown our revenues by business segment, geographical region and product line. Let us start with the revenues by business segment, slide #15 please. We present segment reporting information according to the following segments: Networking Group, Optical Components Group, and Development Stage Enterprise Group.

Accordingly, our revenues by business segment for Q2 and Q1 were as follows: For the Networking Group, revenues increased sequentially by 18% to $58.8 million in Q2 compared to $49.9 million in Q1. Year over year revenues for our Networking Group grew from $53.9 million to $58.8 million or 9% partially thanks to currency exchange rates.

Revenues for the Optical Components Group decreased sequentially by 14% to $8.8 million in Q2 compared to $10.3 million in Q1. Year over year our optical component group revenues increased by 3%. As Near mentioned before, we anticipate LuminentOIC to ramp up it’s FTTP products beginning in Q3 to fulfill it’s existing backlog and projected new business.

Our inter segment revenues from the Optical Component group of the Networking group were $407,000 in Q2 compared to $550,000 in Q1, these revenues are eliminated in our consolidated revenues. There were no revenues generated by our Development Stage Enterprise group.

Please turn to slide #16. With respect to the geographical breakdown we provide revenue data by the following regions: the Americas, Europe, Asia Pacific, and Other Regions, which includes the Middle East & Africa. The geographical breakdown as a percentage of revenues for Q2 and Q1 were as follows: Q2 revenues in the Americas were 21% in Q2 compared to 24% in Q1, although in absolute dollars Q2 revenues in the Americas slightly increased compared to Q1.

Q2 revenues in Europe were 73% compared to 70% in Q1. In absolute dollars, revenues in Europe increased by $7.3 million or 17%. This seasonal increase is typical for our European business for the second quarter of the year. Q2 revenues in Asia Pacific were 4% in Q2 compared to 6% in Q1. Q2 revenues in Other Regions were 2% in Q2 compared to less than 1% in Q1.

For product line analysis please turn to slide #17. As I previously mentioned, revenues were $67.2 million, of which 92% consisted of product revenues while 8% were service related revenues. Product line revenue as a percentage of revenues for Q2 versus Q1 were as follow: Fiber Optic Components, previously reported as Optical Active Components, were 13% in Q2, compared to 19% in Q1.

Also, starting this quarter we combined our Optical Passive Components and Network Physical Infrastructure products to Physical Layer Product category. Physical Layer Products were 22% in Q2 compared to 29% in Q1. As anticipated, switches and routers were 28% in Q2, compared to 21% in Q1, an increase of 49% in absolute dollars, mainly due to shipments from our system integration activity in Europe for large customer projects. Remote Device Management Products were 10% in Q2, compared to 9% in Q1, a sequential increase of 18% in absolute dollars and 73% year over year.

Of service and other revenues. Service related revenues remained at 8% of revenues. In Other Network Products revenues we include communication networks for aerospace, defense and other applications including cellular communication. These revenues were 19% in Q2 compared to 13% of revenues in Q1, representing a sequential increase of 62% in absolute dollars and a year over year increase of 63%.

Revenues generated from the sale of third party products through our system integration and distribution offices were 48% of our total reported revenues in Q2 compared to 45% in Q1.

Looking at our consolidated P&L, the following items are worthy of note. Slide #18 please. Net Loss. As I already mentioned, our net loss in Q2 was $3.1 million compared to $4.8 million in Q1. This reduction was accomplished mainly due to the increase in our gross profit. Please note that in Q2 and also in Q1 our deferred stock expense has been reduced to an insignificant level.

Gross Profit. Our gross margin improved and was 35% of revenues compared to 34% in the previous quarter, resulting mainly from a more favorable product mix. In absolute dollars, our gross profit for Q2 increased by $3.1 million to $23.6 million.

Product Development and Engineering. Our product development and engineering expense in Q2 decreased by $533,000 or 8% to $5.8 million compared to $6.3 million in Q1 and were 9% of our revenues in Q2.

Selling, General and Administration. Our SG&A expense increased by $526,000 to $18.7 million or by 3%. This increase is due to consistent investment in direct sales and marketing activities.

Operating expenses and Operating Loss. Our total operating expenses in Q2 remained at a level of $24.5 million. Operating loss for Q2 decreased to $919,000 compared to $4.1 million in Q1. This decrease in our operating loss is attributed to the increase in our gross profit.

Other Expenses Net. Other Expenses for Q2 was one million compared to $212,000 for Q1. These expenses consisted mainly of interest expense on our convertible notes issued in ‘03 and our short-term loans.

Looking at our consolidated balance sheet, the following items are worthy of note. Please turn to slide #19. Overall Debt. Our long-term obligation, including our convertible notes, remained at the level of $23 million. Short-term obligations increased to $5.1 million to finance part of our growing European activities specifically carrier projects. Our cash to debt ratio as of June 30 was 3.0 to 1.0 compared to 3.4 to 1.0 at the end of Q1.

Cash. As of June 30, ‘04 our consolidated cash, cash equivalents, short-term and long-term marketable securities and time deposits were $84.1 million, compared to $88.4 million for the previous quarter. The decrease in cash in Q2 was $4.3 million compared to a decrease in cash in Q1 of $8.7 million. The cash we used in Q2 was to increase our inventories to support the FTTP backlog and also to finance our losses. Over the past 12 months our net reduction in our consolidated cash position was only $7.7 million.

Accounts Receivable. In Q2, Accounts Receivable increased to $56.5 million compared to $50.8 million in Q1, an increase of $5.7 million or 11%. This increase, in absolute dollars, is attributed to the increase in our revenues. DSO’s in Q2 slightly decreased to 76 days compared to 78 days in Q1.

Inventories. In Q2, Inventories increased by $2.1 million to $43.2 million in preparation for scheduled shipments of FTTP projects in North America that are expected to materialize in Q3 and Q4. Days in inventory for Q2 reduced to 90 days compared to 96 days in Q1.

Accounts payable. Accounts payable in Q2 decreased $1.5 million or 3% to $42.9 million compared to $44.4 million in Q1.

As for the outlook, Noam mentioned that our outlook is good for the third quarter. As I previously mentioned, our third quarter has traditionally slower activity in Europe. We expect our revenues for Q2 to be in the $60 to $64 million range reflecting an average 9% growth year over year.

With that I would like to turn the call to the operator for Q&A.

Coordinator	Our first question comes from James Yang. Please proceed.

J. Yang	This is James Yang from Bear Stearns. I have a few questions for just about everybody. Noam, when you talked about the MPLS and VPLS products out there, and your solution, how do you assess your product against your competitors, and who would they be and how are you differentiated there?

N. Lotan	First of all, let me make a statement that, number one, you have to compatible. So we have not only managed to be compatible, but we’ve managed to demonstrate that our products are performing extremely well, both in a very busy environment over the core of the network. First of all we’ve installed a lot of MPLS products around the world, and we have demonstrated the product, like I said, with carriers in North America and in Europe, and to date we are the only company to offer auto-discovery over VPLS, which is a unique feature.

I would recommend to you to check the MPLS forum and to see how we’re stacked. It was not a competitive demo, but it was definitely a compatibility demo, which played very well.

But I’d say in general our products are for the edge of the network, what we sometimes call the demarcation point between customer premises and the providers network, for the edge of the product we probably have the most functionality per dollar spent, and, like I said, earlier we have a range of solutions that go from a simple remotely managed media converter, all the way to sophisticated MPLS/VPLS routers with quality of service and added functionality.

So I don’t know if that answers your exact question. I would say that we feel very comfortable with the product range, and our challenge now is to take it and get some significant wins, especially in North America, because in international markets we have already had a very substantial success, but my challenge right now is to take it to North America.

J. Yang	Also, we saw a pretty large increase in the other network product category, can you explain to us what is driving that sale, which product in that whole category is contributing to the sales growth?

N. Lotan	It’s driven by a success in a number of areas. I just noticed today that for example Erickson has reported very positive results. We have been involved in some of the mobile telephony part of that success, and also we have been successful in military related communication programs, I don’t want to go into the details here, but this is part of that other networking product.

J. Yang	If I can move on to the FTTP the Triplexer product, this question is for Near. If I were to look at that product, we obviously saw Verizon with it’s announcement earlier this week, but followed up with what looks like some supply or perhaps bottlenecks in the manufacturing process at AFC causing some hiccups there. Can you shed some color on how your revenue is tied to that? Do you see that as a problem in the past as opposed to a problem in the future?

N. Margalit	Basically we don’t see any hiccups in our supply chain and delivery based on the information that you gave, we’re seeing that stay strong.

J. Yang	So does that mean then if AFCI continued to have a problem, should we expect any kind of slow down in your sales, or should we consider this is as a continuing cycle of growth perhaps in the future quarters?

N. Margalit	We can’t say specifically on specific ties to a specific customer, but so far we haven’t seen any impact on any specific customer that’s slowing down our delivery.

J. Yang	So I could walk away thinking that the demand remains strong and your supply chain, at least, is flowing regardless of what AFC is experiencing?

N. Margalit	Yes. I think we mentioned where we’ve got 100% on time delivery record for our largest customer.

J. Yang	Outside of Verizon, I know there’s talk about other possibilities here, can you help us understand some of the projects that are out there, and perhaps help us put some feel on how big these revenue opportunities could be in terms of Verizon talked about one million households passed this year, if possible can you size up the household passed type of opportunities out there?

N. Margalis	Probably I would say next to Verizon it seems like the next biggest opportunity for fiber-to-the-home is in the Japan market, which seemed to have similar scale deployment plans for ... optics, not necessarily exactly the same architecture, but in terms of number of users served is pretty significant. Outside of that there seems to be that obviously SBC has some plans, but unclear on architecture, and Korea and India are both areas that seem to be aggressively at least setting up plans for fiber-to-the- premise.

J. Yang	Are you already starting to realize revenues perhaps from the Japan fiber deployment, or are you perhaps in the stage of RFP response?

N. Margalis	For the Japan deployment I think there has been a bit of a switch in architecture from point to point links to ... links, and we were a relatively big participant in the point to point links, and we’re currently in the transition process to ... deployment.

J. Yang	Great. Thank you, guys. Very good quarter.

Coordinator	Our next question comes from Bill Musser of New Frontier Capital. Please proceed.

B. Musser	On that AFC call earlier, yesterday I believe, they talked about basically in the fourth quarter of this year shipping, I think they said tens of thousands of single family home OMT’s, and then next year a couple of hundred thousand. Are we sort of in the position to be able to respond to that kind of scale up, and could you give me some perspective on what the component cost is today, and where it might be headed in the future?

N. Margalit	I’d say from the scalability aspect I think we can meet demand well above a couple hundred thousand, probably are capable today to ship something on the run rate of 500,000 annually. So in capacity and supply I think we’re doing relatively well, although we are ramping up.

For prices, because of non-disclosure and competitive reasons, I don’t think we can comment on the call.

B. Musser	Can you give me any sense of how much cost can be brought down over some period of time in percentage terms?

N. Margalit	Yes. We expect probably at least 30% to 40% on an annual basis for the next two or three years.

B. Musser	The actual cost of the ONT the entire system per home, where might that be headed?

N. Margalit	It’s probably on a similar cost growth I would say.

Coordinator	Our next question comes from Shaul Eyal. Please proceed.

S. Eyal	Shaul Eyal from CIBC. Good quarter, guys, good afternoon. A quick question, Shay, ... for being slightly late to the opening remarks. What’s the level of bookings, I don’t know if you’ve quantified, but what’s your confident levels with respect to bookings heading into the third quarter.

S. Gonen	It is very well running according to our anticipation. This is why we are able to provide the $60 to $64 million type of range. I think that’s the best answer I can give you.

N. Lotan	I just want to add to it, Shaul, that we’ve ended the quarter with very solid bookings. We normally don’t discuss backlog, etc., because we don’t believe it’s too meaningful. But both on the optical components side and on the networking side we left quite a bit on the table at the end of the quarter.

S. Eyal	That’s encouraging. Thank you very much.

Coordinator	Our next question comes from Phil Zuki of Zebra Fund.

P. Zuki	Could you give us a sense of where you see your break even run rate to be?

N. Lotan	I’ll just give you a general idea, you’ve seen what happened between Q2 and Q1, the level of improvement in the bottom line, so you can probably extrapolate, and if you want me to do that math for you, it probably has to add anywhere between $5 to $10 million on the top line and we should be in good shape.

Coordinator	I would now like to turn the presentation back over to your host. Please proceed.

N. Lotan	Thank you very much. Thank you for being on the call today. As you can tell we are proud of our results, but also aware of our execution challenges and the competitive threat. Balancing both short term and long-term considerations on a daily basis is an absolute necessity, and we stayed the course towards the rough time and now we are ready for the good times.

Thanks for being on the call. We look forward to your participation again next quarter.

D. Hayden	Thank you, again, for being on the call today. A transcript of Mr. Lotan, Mr. Margalit and Mr. Gonen’s teleconference discussion will be available on MRV’s Web site, under the quarterly center on mrv.com, beginning at 8:00 p.m. Eastern time today.

For those of you who wish to listen to the replay of the conference call, an archived version of the Web cast will be available shortly, following the conclusion of this call in the Investor Relations section of MRV’s Web site. In addition, a replay will be available by phone at approximately 8:00 p.m. Eastern time at 617-801-6888, access code 87311223.

Thank you again.

Coordinator	Thank you for your participation in today’s conference. This concludes the presentation. You may now disconnect. Good day.

Exhibit 99.2

2nd Quarter 2004 Financial Results Teleconference July 22, 2004 Connectivity Unlimited TM 20415 Nordhoff Street Chatsworth, CA 91311 818-886-6782

2nd Quarter 2004 Financial Results Teleconference Introduction Diana Hayden Director, Corporate Communications Slide No. 2 Connectivity Unlimited TM

Q2 2004 Financial Review Forward-Looking Statement Disclosure This press release, teleconference and presentation contain forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, and is subject to the safe harbor created by that section. These forward-looking statements include statements by Mr. Lotan, Mr. Margalit and Mr. Gonen relating to the competitive environment in 2004 and the Company’s expectations of future success in achieving its objectives. Any forward-looking statements in this press release/teleconference/presentation are subject to a number of risks and uncertainties, including the strength of the overall economy and the high technology market in particular, competition, product development efforts, and acceptance of MRV Communications’ current and future products. Actual results could differ materially from those projected in our forward-looking statements. Investors should review the risk factors described in more detail in our most recent SEC reports available free of charge from MRV Communications at www.mrv.com or from the SEC at www.sec.gov. MRV Communications, Inc. assumes no obligation to update the forward-looking statements contained in this press release/teleconference/presentation. Any information contained herein should be read in conjunction with the July 22, 2004 Q2 financial results press release with accompanying financial tables. Slide No. 3 Connectivity Unlimited TM

2nd Quarter 2004 Financial Results Teleconference Opening Remarks and Executive Review Noam Lotan President and Chief Executive Officer Slide No. 4 Connectivity Unlimited TM

Q2 2004 Review Year Over Year Quarterly Improvements MRV FOCI/QOI $70,000 $60,000 $50,000 Thousands $40,000 $30,000 $20,000 $10,000 $0 Q2 Q2 Q3 Q3 Q4 Q4 Q1 Q1 Q2 Q2 ‘02 ‘03 ‘02 ‘03 ‘02 ‘03 ‘03 ‘04 ‘03 ‘04
Slide No. 5 Connectivity Unlimited TM

Q2 2004 Review Two Major Growth Opportunities FTTP Components Metro Ethernet Services ILECs Deployment of Fiber to the Premises “85% of Tier one Carriers will migrate to IP/MPLS Backbone Networks” (Yankee Group, 2004) MRV is well positioned to capitalize on these Opportunities. Slide No. 6 Connectivity Unlimited TM

Q2 2004 Review What is MPLS ? 4MPLS stands for: “Multi-Protocol Label Switching” 4Goals: –To ease the forwarding based on labels rather IP packet lookup –To Support multiple layer 2 technologies 4MPLS enables Traffic Engineering & QoS 4MPLS enables VPN (Tunnel Mechanism) Provider MPLS Network Customer Customer MPLS Core Network LAN LAN
Tunnel MPLS Label Edge Router MPLS Label Switch Router Slide No. 7 Connectivity Unlimited TM

Q2 2004 Review

Virtual Private LAN Services over MPLS



Remote Office Y B
Remote Office X A
Enterprise X HQ
PE
LSP full mesh
CE
PE
Provider
MPLS Network
Remote Office X B
CE
Enterprise Y HQ
Remote Office Y A

CE	Customer Edge (**OS200/OSM105/OSM207**)	Ethernet Interfaces
PE	Provider VPLS Edge (**OSM48/OSM800/OSM1600**)	

- VPLS Domain for Enterprise X
- VPLS Domain for Enterprise Y

- **VPLS Multipoint Ethernet Service (Lasserre-vkompella)**
- **Emulated LAN Services over an MPLS Cloud**
- **VPLS Device perform MAC address learning & binding to Domain**

Slide No. 8
Connectivity Unlimited ™ MRV

Q2 2004 Review VPLS VPN Value 4 The Benefit for the Customer - Any to Any connectivity – shared bandwidth pool for remote locations - Layer 2 Service – No L3 peering required – trust, security, outsourcing - Low-cost Intranet Metro Service - No Customer Edge reconfiguration required (IP address, IP Services) 4 The Benefit for the Carrier - Additional service revenue opportunities - Simple Provisioning – fast service activation and lower operation costs - No route planning required – simply define tag or untagged handoff & SLA - Extend, Scale Metro Ethernet offerings - Auto-discovery removes complex provisioning tools
Slide No. 9 Connectivity Unlimited TM

2nd Quarter 2004 Financial Results Teleconference Executive Review Near Margalit Chief Executive Officer, LuminentOIC, Inc. Slide No. 10 Connectivity Unlimited TM

Q2 2004 Review Integrated Optical Triplexer 4 Full optical electrical integration 4 PON optics 4 Voice, Video, Data 4 One per home 4 Complete CATV receiver 4 One fiber, three optical signals
Slide No. 11 Connectivity Unlimited TM

Q2 2004 Review Why LuminentOIC for FTTP 4 Currently have over 50% market share for FTTP and FTTC optical components 4 Unique integrated triplexer technology that include PON optics with CATV video receiver in a single package 4 Qualified at a dozen major OEMs building FTTP systems in US, Europe, and Japan Slide No. 12 Connectivity Unlimited TM

2nd Quarter 2004 Financial Results Teleconference Financial Review Shay Gonen Chief Financial Officer Slide No. 13 Connectivity Unlimited TM

Q2 2004 Financial Review
Quarterly Results Highlights Quarter over Quarter Year over Year Q2/04 Vs. Q1/04 Q2/04 Vs. Q2/03 ($thousands) Q2-2004 Q1-2004 Q2-2003US$% US$% Revenues 67,231 59,614 61,958 7,617 13% 5,273 9% Operating Loss (919) (4,063) (3,763) 3,144(77%) 2,844 (76%) Net Loss (3,069) (4,777) (9,767) 1,708(36%) 6,698 (69%) EPS ($0.03) ($0.05) ($0.10) $0.02 (40%) $0.07 (70%) Cash Position (1) 84,093 88,391 91,808 (4,298) (5%) (7,715) (8%) Cash to Debt (2) Ratio 2.98 3.44 3.46 (13%) (14%)
(1) Includes — Cash and cash equivalents, short and long-term marketable securities and time deposits (2) Includes — Short-term obligations, long-term debt including current portion and convertible notes Slide No. 14 Connectivity Unlimited TM

Q2 2004 Financial Review Revenue Analysis by Business Segment Quarter over Quarter Year over Year Q2/04 Vs. Q1/04 Q2/04 Vs. Q2/03 ($thousands) Q2-2004 Q1-2004 Q2-2003 US$ % US$ %
Networking Group 58,809 49,855 53,904 8,954 18% 4,905 9% Optical Components Group 8,829 10,309 8,541 (1,480) (14%) 288 3% Development Stage Group — - - - — - -Intersegment Revenues (407) (550) (487) 143 (26%) 80 (16%) Total Revenues 67,231 59,614 61,958 7,617 13% 5,273 9% Slide No. 15 Connectivity Unlimited TM

Q2 2004 Financial Review Revenue Analysis by Geographical Region Q2-2004 Q1-2004 Q2 Vs. Q1
($ thousands) US$ % US$ % US$ % Americas 14,430 21% 14,161 24% 269 2% Europe 48,920 73% 41,665 70% 7,255 17% Asia Pacific 2,754 4% 3,566 6% (812) (23%) Other Regions 1,127 2% 222 0% 905 408% Total Revenues 67,231 59,614 7,617 13% Slide No. 16 Connectivity Unlimited TM

Q2 2004 Financial Review Revenue Analysis by Product Line Q2-2004 Q1-2004 Q2 Vs. Q1 ($thousands) US$ % US$ % US$ %
Fiber Optic Components 9,052 13% 11,180 19% (2,128) (19%) Switches & Routers 18,934 28% 12,746 21% 6,188 49% Physical Layer Products 14,910 22% 17,492 29% (2,582) (15%) Remote Device Management Products 6,446 10% 5,459 9% 987 18% Services 5,285 8% 4,940 8% 345 7% Other Networking Products 12,604 19% 7,797 13% 4,807 62% Total Revenues 67,231 59,614 7,617 13% Slide No. 17 Connectivity Unlimited TM

Q2 2004 Financial Review
Quarterly Results Highlights – Operations Q2 Vs. Q1 ($thousands) Q2-2004 Q1-2004 US$ % Revenues 67,231 59,614 7,617 13% Gross Profit 23,562 20,425 3,137 15% Gross Margin %35% 34%3% R&D Expenses 5,805 6,338 (533) (8%) SG&A Expenses 18,676 18,150 5263% Operating Expenses 24,481 24,488 (7) (0%) Operating Income (Loss) (919) (4,063) 3,144 (77%) Net Income (Loss) (3,069) (4,777) 1,708 (36%) EPS ($0.03) ($0.05) 0 (40%) Weighted average number of shares: Basic and diluted 105,596 105,504 0%
Slide No. 18 Connectivity Unlimited TM

Q2 2004 Financial Review
Quarterly Results Highlights – Financial Position Q2 Vs. Q1 ($thousands) Q2-2004 Q1-2004 US$ % Assets Cash Position (1) 84,093 88,391 (4,298) (5%) Cash to Debt (2) Ratio 2.98 3.44 (13%) Accounts Receivable, net 56,501 50,837 5,664 11% Days receivables (days) 76 78 (2) (3%) Inventories 43,237 41,140 2,097 5% Days inventory (days) 90 96 (6) (6%) Liabilities Accounts Payable 42,895 44,401 (1,506) (3%) Short-Term Obligations (3) 5,087 2,549 2,538 100% Long-Term Debt 23,139 23,178 (39) (0%)
(1) Includes — Cash and cash equivalents, short and long-term marketable securities and time deposits (2) Includes — Short-term obligations, long-term debt including current portion and convertible notes (3) Includes — Current portion of long-term debt Slide No. 19 Connectivity Unlimited TM

2nd Quarter 2004 Financial Results Teleconference Q&A Session Slide No. 20 Connectivity Unlimited TM